Exhibit 10.8
CA, Inc.
Summary of Lump Sum Payment to Interim Lead Independent Director
     On September 14, 2009, the Corporate Governance Committee of the Board of Directors of CA, Inc. (the “Company”) approved a one-time lump sum payment under the Company’s 2003 Compensation Plan for Non-Employee Directors of $10,000 to Gary Fernandes as a fee for his service as interim Lead Independent Director.